Exhibit 10.1

SHARE REPURCHASE AGREEMENT

THIS SHARE REPURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this 11th day of May, 2021, by and among the entities listed on the Schedule of Sellers attached hereto (each a “Seller” and together, the “Sellers”) and Papa John’s International, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the Sellers currently hold an aggregate of 250,000 shares of Series B Convertible Preferred Stock, par value $0.01 per share, of the Company (the “Preferred Stock”);

WHEREAS, the Sellers desire to sell to the Company, and the Company desires to purchase from the Sellers, an aggregate of 78,387 shares of Preferred Stock, on the terms and conditions set forth in this Agreement (the “Repurchase Transaction”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sellers have delivered to the Company duly completed and executed conversion notices (the “Conversion Notices”) in the form set forth in the Certificate of Designation of the Preferred Stock, pursuant to which, in connection with the closing of the Repurchase Transaction, the Sellers will convert the remaining 171,613 shares of Preferred Stock that they own into 3,458,360 shares of common stock of the Company, par value $0.01 per share (the “Conversion”);

WHEREAS, in consideration of the Repurchase Transaction and the Conversion, Sellers will receive a cash payment from the Company, on the terms and conditions set forth in this Agreement; and

WHEREAS, the Board of Directors of the Company, upon the recommendation of the Committee of Independent Directors of the Board of Directors of the Company, comprised entirely of disinterested directors independent from each of the Company and the Sellers, has approved the Repurchase Transaction and Conversion and related matters set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Article 1

PURCHASE AND CONVERSION OF PREFERRED STOCK

SECTION 1.1      Purchase. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Sellers shall sell, assign, transfer, convey and deliver to the Company, and the Company shall purchase, acquire and accept from the Sellers an aggregate of 78,387 shares of Preferred Stock, allocated as set forth next to each Seller’s name in the Schedule of Sellers attached hereto (the “Purchased Shares”). Upon the Closing, no further amounts shall be payable in respect of the Purchased Shares, it being agreed and understood that the Participating Dividends (as defined in the Certificate of Designation of the Preferred Stock) with respect to the quarterly dividend of $0.225 per share of common stock of the Company, par value $0.01 per share (the “Common Stock”) underlying the Purchased Shares (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction relating to the Common Stock occurring after the date hereof) declared by the Company’s Board of Directors to stockholders of record as of May 11, 2021 that otherwise would have been payable on or about May 21, 2021 will be payable instead at Closing (the “Purchased Shares Participating Dividend Payment”).

SECTION 1.2      Conversion. Subject to the terms and conditions of this Agreement, at the Closing, the remaining 171,613 shares of Preferred Stock collectively owned by the Sellers (the “Conversion Shares” and, together with the Purchased Shares, the “Preferred Shares”) will be irrevocably converted into an aggregate amount of 3,458,360 shares (the “Underlying Shares”) of Common Stock, with each Seller to receive the amount of Underlying Shares set forth next to the Seller’s name in the Schedule of Sellers (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction relating to the Common Stock occurring after the date hereof). In accordance with the Certificate of Designation of the Preferred Stock, no fractional shares of Common Stock will be issued upon the Conversion, and the Company will instead deliver cash payments to the Sellers representing fractional shares in the amounts set forth next to each Seller’s name in the Schedule of Sellers. The parties acknowledge and agree that (i) the Sellers’ obligations pursuant to Section 6(c) of the Certificate of Designation of the Preferred Stock have been satisfied, (ii) the Conversion Date for purposes of the Certificate of Designation of the Preferred Stock is the date of this Agreement, (iii) pursuant to the Certificate of Designation of the Preferred Stock, upon the Conversion, no further amounts shall be payable in respect of the Conversion Shares except for the right to receive the cash payments in lieu of fractional shares otherwise issuable upon the Conversion as described above, and (iv) for the avoidance of doubt, in accordance with the Certificate of Designation of the Preferred Stock, all accrued and unpaid Dividends (as defined in the Certificate of Designation of the Preferred Stock) on the Conversion Shares through the Closing Date (as defined below) shall be included in the calculation of the Conversion Amount (as defined in the Certificate of Designation of the Preferred Stock), including, without limitation, the Participating Dividends (as defined in the Certificate of Designation of the Preferred Stock) with respect to the quarterly dividend of $0.225 per Underlying Share (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction relating to the Common Stock occurring after the date hereof) declared by the Company’s Board of Directors to stockholders of record as of May 11, 2021 and that otherwise would have been payable on or about May 21, 2021.

SECTION 1.3      Consideration. Subject to the terms and conditions of this Agreement, at the Closing, the Company shall pay the Sellers an aggregate cash payment of $183,946,775.16 (inclusive of the Purchased Shares Participating Dividend Payment referred to in Section 1.1 and the cash representing fractional shares referred to in Section 1.2) (the “Total Consideration”), allocated as set forth next to each Seller’s name on the Schedule of Sellers, in each case, by wire transfer of immediately available funds in accordance with the wire instructions set forth opposite such Seller's name in the Schedule of Sellers.

SECTION 1.4      Closing. The closing of the Repurchase Transaction and the Conversion (the “Closing”) will take place remotely by electronic transfer of Closing deliverables, on the second business day following the date of this Agreement (or such other date as is mutually agreed in writing by the Company and the Sellers subject to appropriate adjustments as set forth in the immediately following sentence) (the “Closing Date”), subject to the receipt of deliverables and satisfaction or waiver of the conditions for Closing set forth in Article 4 hereof. If the Closing Date occurs after May 13, 2021 by mutual written agreement of the Company and the Sellers, the parties agree that the Total Consideration, the Conversion Amount (as defined in the Certificate of Designation for the Preferred Stock) of the Conversion Shares and the number of Underlying Shares issuable to the Sellers at Closing shall be adjusted to take into effect the additional accrued and unpaid Dividends (as defined in the Certificate of Designation of the Preferred Stock) due to the passage of time. Immediately after the Closing, the Preferred Shares will be automatically retired and cancelled in accordance with the Certificate of Designation of the Preferred Stock.

SECTION 1.5      Other Payments. For the avoidance of doubt, the Sellers agree to pay all stamp, stock transfer and similar duties, if any, in connection with the Repurchase Transaction and the Conversion.

Article 2

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller makes the following representations and warranties to the Company:

SECTION 2.1      Existence and Power.

(a)                Each Seller has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b)                Each Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.

(c)                The execution and delivery of this Agreement by each Seller and the consummation by such Seller of the transactions contemplated hereby (i) do not require the consent, approval, authorization, order, registration or qualification of, or (except for filings pursuant to Section 16 or Section 13 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) filing with, any governmental authority or court, or body or arbitrator having jurisdiction over such Seller; and (ii) do not and will not constitute or result in a breach, violation or default under (x) any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, to which such Seller is a party or (y) such Seller’s organizational documents, or (z) any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority or similar body applicable to such Seller, except in each case of clauses (i), (ii)(x) and (ii)(z) as would not materially adversely affect the ability of such Seller to consummate the transactions contemplated by this Agreement.

SECTION 2.2      Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by each Seller and constitutes a legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws of general application affecting enforcement of creditors’ rights generally or general principles of equity.

SECTION 2.3      Ownership of Preferred Shares. The Sellers, collectively, are the sole record owners of the Preferred Shares and have good, valid and marketable title to the Preferred Shares, free and clear of all liens, encumbrances, equities or adverse claims (other than those arising by operation of applicable securities laws), and no Seller has, in whole or in part, (i) other than as set forth in this Agreement or in clause (y) above, assigned, transferred, hypothecated, pledged or otherwise disposed of the Preferred Shares or its ownership or other rights in such Preferred Shares or (ii) given any person or entity (other than to Starboard Value LP) any transfer order, power of attorney or other authority of any nature whatsoever with respect to such Preferred Shares. Upon payment of the Total Consideration in accordance with this Agreement, good and valid title to the Purchased Shares, free and clear of all liens, encumbrances, equities or adverse claims, will pass to the Company.

SECTION 2.4      Access to Information; Sophistication; Lack of Reliance. The Sellers (i) are familiar with the business and financial condition, properties, operations and prospects of the Company, (ii) have been provided with such information, documents and other materials concerning the Company, including its financial condition, results of operations, prospects, properties or business, to enable the Sellers to form an independent judgment regarding the advisability of Repurchase Transaction and the Conversion on the terms and conditions contained herein, (iii) have had such time as the Sellers deem necessary and appropriate to review and analyze such information, documents and other materials to enable it to form such independent judgment, and (iv) have been granted the opportunity to obtain any additional information that the Sellers deem necessary to verify the accuracy of such information, documents and other materials and to ask questions of, and have received satisfactory answers from, representatives of the Company concerning the Company. The Sellers have also had the opportunity to review the periodic and current reports filed with the United States Securities and Exchange Commission by the Company. The Sellers’ knowledge and experience in financial and business matters is such that the Sellers are capable of evaluating the merits and risks of the Repurchase Transaction and the Conversion. The Sellers have carefully reviewed the terms and provisions of this Agreement and have evaluated their rights and obligations contained herein and are hereby voluntarily assuming the risks relating to the transactions contemplated hereby. The Sellers hereby acknowledge and agree that, except for the representations and warranties of the Company expressly set forth in this Agreement, none of the Company, its affiliates, its representatives or any other person has made, and none of the Sellers, any of their respective affiliates or any of their respective representatives relied on, any representation or warranty regarding the Company, its business, the sufficiency of the representations and warranties set forth herein or any other matter in connection with this Agreement, the Repurchase Transaction, the Conversion and the other transactions contemplated hereby and the Sellers’ respective agreement to consummate the transactions contemplated hereby.

Article 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby makes the following representations and warranties and covenants to Sellers:

SECTION 3.1      Existence and Power.

(a)                The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the power, authority and capacity to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby.

(b)                The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby (i) does not require the consent, approval, authorization, order, registration or qualification of, or (except for filings pursuant to the Exchange Act) filing with, any governmental authority or court, or body or arbitrator having jurisdiction over the Company; and (ii) does not and will not constitute or result in a breach, violation or default under, any note, bond, mortgage, deed, indenture, lien, instrument, contract, agreement, lease or license, whether written or oral, express or implied, to which the Company is a party, with the Company’s certificate of incorporation, or any statute, law, ordinance, decree, order, injunction, rule, directive, judgment or regulation of any court, administrative or regulatory body, governmental authority, arbitrator, mediator or similar body on the part of the Company or cause the acceleration or termination of any obligation or right of the Company or any other party thereto, except in each case in this clause (ii) as would not materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement.

SECTION 3.2      Equity Capitalization. As of May 10, 2021, 33,079,610 shares of Common Stock were issued and outstanding.

SECTION 3.3      Valid and Enforceable Agreement; Authorization. This Agreement has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and general principles of equity.

SECTION 3.4      Sufficient Funds. The Company has as of the date hereof, or will have as of the Closing Date, access to funds sufficient to consummate the transactions contemplated by this Agreement.

SECTION 3.5      Exemption from Liability under Section 16(b). The terms of the transactions contemplated by this Agreement were approved prior to the execution and delivery of this Agreement by the adoption of resolutions of the Committee of Independent Directors of the Board of Directors of the Company in accordance with Rule 16b-3 under the Exchange Act for the purpose of exempting Jeffrey Smith, the Managing Member of Starboard Value LP who is also a director of the Company, and persons and entities who may be deemed to have a pecuniary interest in the securities held by the Sellers, from the liability provisions of Section 16(b) of the Exchange Act.

SECTION 3.6      U.S. Real Property Holding Corporation. The Company is not a United States real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended (the “Code”), as of the Closing Date, and the Company shall provide certification as of the Closing Date satisfying section 1445(b)(3) of the Code and the Treasury Regulations issued thereunder upon any Seller's request. In the event that the Company reasonably determines in good faith that 40% or more of the Company's USRPHC Asset Base (as defined below) consists of "United States real property interests" (within the meaning of Section 897(c)(1) of the Code), the Company shall promptly notify the Sellers of such determination in writing. For purposes of the foregoing, the Company's "USRPHC Asset Base" shall mean the amount determined under Section 897(c)(2)(B) of the Code.

Article 4

CONDITIONS TO CLOSING

SECTION 4.1      Mutual Conditions to Closing. The obligation of either party to proceed with the Closing is subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived:

(a)                The representations and warranties of the other party shall be true and correct in all respects as of the Closing;

(b)                The other party shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by such party on or before the Closing; and

(c)                No government, court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction, order or other legal restraint (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Repurchase Transaction or the Conversion illegal or otherwise prohibiting or preventing consummation of the Repurchase Transaction or the Conversion.

SECTION 4.2      The Company’s Conditions to Closing. The obligation of the Company to proceed with the Closing is subject to the satisfaction, on or before the Closing, of each of the following conditions, unless otherwise waived:

(a)                The Sellers shall have delivered to the Company, in form reasonably acceptable to the Company, such documents, and shall have taken such actions as may be reasonably required, in order to effect a transfer of the Purchased Shares on the books of Computershare Trust Company, N.A. (the “Transfer Agent”) from the Sellers to the Company;

(b)                The Sellers shall have duly executed and delivered to the Company the Conversion Notices in order to effect the Conversion; and

(c)                The Sellers shall have delivered an executed cross-receipt certifying that the Sellers have received the Total Consideration in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth opposite the Sellers' name in the Schedule of Sellers and the Underlying Shares issuable upon the Conversion at the Closing via DWAC in accordance with the DWAC instructions for each Seller set forth in the applicable Conversion Notice.

SECTION 4.3      The Sellers’ Conditions to Closing. The obligation of the Sellers to proceed with the Closing is subject to the satisfaction, on or before the Closing, of each of the following conditions, unless otherwise waived:

(a)                The Company shall have paid to the Sellers the Total Consideration in cash by wire transfer of immediately available funds in accordance with the wire transfer instructions set forth opposite the Sellers' name in the Schedule of Sellers;

(b)                The Company shall have caused the Transfer Agent to credit the amount of Underlying Shares issuable upon the Conversion as set forth in the Schedule of Sellers attached hereto (as adjusted for any stock dividend, stock split, stock combination, reclassification or similar transaction relating to the Common Stock occurring after the date hereof), to the account of each Seller via DWAC in accordance with the DWAC instructions for each Seller set forth in the applicable Conversion Notice; and

(c)                The Company shall have delivered an executed a cross-receipt certifying that the Company has received the Purchased Shares at the Closing.

Article 5

MISCELLANEOUS PROVISIONS

SECTION 5.1      Notice. Any notice provided for in this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon delivery, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); (iii) upon delivery, when sent by electronic mail; or (iv) one business day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If delivered to the Company:

Papa John’s International, Inc.

2002 Papa John’s Boulevard
Louisville, Kentucky 40299-2367
Telephone No: (502) 261-7272
Facsimile No: (502) 261-4705
Attention: Caroline Oyler, Chief Legal and Risk Officer
Email: Caroline_Oyler@papajohns.com

with a copy to:

Hogan Lovells US LLP
555 Thirteenth Street, NW
Washington, DC 20004
Telephone No: (202) 637-5600
Facsimile No: (202) 637-5910
Attention: John Beckman
Email: john.beckman@hoganlovells.com

if to any Seller or the Sellers, to:

c/o Starboard Value LP
777 Third Avenue, 18th Floor
New York, New York 10017
Attention: Jeffrey C. Smith
Facsimile No: 212-320-0296
Telephone No: 212-845-7977
E-mail: jsmith@starboardvalue.com
operations@starboardvalue.com

with a copy to:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Telephone No: (212) 756-2000

Facsimile No: (212) 593-5955

Attention: Eleazer N. Klein

Email: eleazer.klein@srz.com

SECTION 5.2      Entire Agreement. This Agreement and the other documents and agreements executed in connection with the Repurchase Transaction and the Conversion embody the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous oral or written agreements, representations, warranties, contracts, correspondence, conversations, memoranda and understandings between or among the parties or any of their agents, representatives or affiliates relative to such subject matter, including, without limitation, any term sheets, emails or draft documents.

SECTION 5.3      Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the parties hereto and may not be assigned to any other party without the written consent of the other parties hereto.

SECTION 5.4      Counterparts. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. This Agreement, and any and all agreements and instruments executed and delivered in accordance herewith, to the extent signed and delivered by means of facsimile or other electronic format or signature (including email, “pdf,” “tif,” “jpg,” DocuSign and Adobe Sign), shall be treated in all manner and respects and for all purposes as an original signature and an original agreement or instrument and shall be considered to have the same legal effect, validity and enforceability as if it were the original signed version thereof delivered in person.

SECTION 5.5      Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of the State of New York, without giving effect to principles of conflicts of laws.

SECTION 5.6      Waiver of Trial by Jury. Each party hereto waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, suit or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby.

SECTION 5.7      No Third Party Beneficiaries or Other Rights. Nothing herein shall grant to or create in any person not a party hereto, or any such person’s dependents or heirs, any right to any benefits hereunder, and no such party shall be entitled to sue any party to this Agreement with respect thereto.

SECTION 5.8      Waiver; Consent. This Agreement and its terms may not be changed, amended, waived, terminated, augmented, rescinded or discharged (other than in accordance with its terms), in whole or in part, except by a writing executed by the parties hereto.

SECTION 5.9      Further Assurances. Each party hereto hereby agrees to execute and deliver, or cause to be executed and delivered, such other documents, instruments and agreements, and take such other actions consistent with the terms of this Agreement as may be reasonably necessary in order to accomplish the transactions contemplated by this Agreement.

SECTION 5.10   Costs and Expenses. Each party hereto shall each pay their own respective costs and expenses, including, without limitation, any commission or finder’s fee to any broker or finder, incurred in connection with the negotiation, preparation, execution and performance of this Agreement.

SECTION 5.11   Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

SECTION 5.12   Public Announcements. The Sellers, on the one hand, and the Company, on the other hand, shall, to the extent feasible, consult with each other before issuing, and provide each other reasonable opportunity to review and comment upon, any press release or other public statements with respect to the Repurchase Transaction and Conversion and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange or automated inter-dealer quotation system. Notwithstanding anything to the contrary herein, the Company and the Sellers shall be permitted to make the disclosures required in its filings pursuant to the Exchange Act, in each case without such review and consultation.

SECTION 5.13   Remedies. The parties agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance or other injunctive relief in order to enforce, or prevent any violations of, the provisions of this Agreement.

(Signatures appear on the next page.)

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first above written.

COMPANY:

PAPA JOHN’S INTERNATIONAL, INC.

By:	/s/ Robert M. Lynch
Name:	Robert M. Lynch
Title:	President and Chief Executive Officer

SELLERS:

STARBOARD VALUE AND OPPORTUNITY MASTER FUND LTD.

By: Starboard Value LP, its investment manager

By:	/s/ Jeffrey C. Smith
Name: Jeffrey C. Smith
Title: Authorized Signatory

STARBOARD VALUE AND OPPORTUNITY MASTER FUND L LP

By: Starboard Value LP, its investment manager

By:	/s/ Jeffrey C. Smith
Name: Jeffrey C. Smith
Title: Authorized Signatory

STARBOARD VALUE AND OPPORTUNITY C LP

By: Starboard Value R LP, general partner

By:	/s/ Jeffrey C. Smith
Name: Jeffrey C. Smith
Title: Authorized Signatory

STARBOARD VALUE AND OPPORTUNITY S LLC

By: Starboard Value LP, its manager

By:	/s/ Jeffrey C. Smith
Name: Jeffrey C. Smith
Title: Authorized Signatory

STARBOARD P FUND LP

By: Starboard Value LP, its investment manager

By:	/s/ Jeffrey C. Smith
Name: Jeffrey C. Smith
Title: Authorized Signatory

STARBOARD X MASTER FUND LTD.

By: Starboard Value LP, its investment manager

By:	/s/ Jeffrey C. Smith
Name: Jeffrey C. Smith
Title: Authorized Signatory

STARBOARD VALUE LP, in its capacity as the investment manager of a certain managed account

By: Starboard Value GP LLC, its general partner

By:	/s/ Jeffrey C. Smith
Name: Jeffrey C. Smith
Title: Authorized Signatory